Exhibit 10.23

November 28, 2011

Via Electronic Mail Delivery - Personal and Confidential

Mr. John Cavan

12 E. Elbrook Drive

Allendale, NJ 07401-1107

Dear John:

As discussed, your employment with Aegerion Pharmaceuticals, Inc. (“Aegerion” or the “Company”) shall terminate effective February 29, 2012. This letter (the “Agreement”) summarizes the terms of your separation from employment and establishes an amicable arrangement under which you release the Company from any and all claims, and, in return, you receive severance pay and other benefits.

1. Employment Status: Final Payments: Benefits Cessation:

(a) Employment Status: As noted above, your employment from the Company shall terminate effective February 29, 2012, unless earlier terminated as described in Section 1(b) below (in either instance, your last day of employment shall be referred to as the “Separation Date”).

(b) Transition Period: Between now and the Separation Date, you agree to continue to perform your duties in a professional manner and assist the Company with the projects included (but not limited to) those detailed in Exhibit C; this period shall be referred to as the “Transition Period.” Although the Company intends to employ you through the Transition Period (i.e., until the Separation Date), you will continue to be an at-will employee. This means that either you or the Company may elect to end your employment with or without “Cause” (as defined in your Employment Agreement) prior to the Separation Date. If you are terminated for Cause or you resign without the Company’s consent prior to the Separation Date, you will not be entitled to the severance payments and benefits set forth in Section 2 is contingent upon your full compliance with this Section 1(b).

(c) Final Wage Payments: As of the Separation Date, your salary shall cease and you no longer will be entitled to the payment of base salary, bonus, or any form of compensation, except as set forth in this Agreement. On the Separation Date, the Company shall pay to you (i) all earned but unpaid base salary up to and through the Separation Date, and (ii) all accrued but unused PTO up to and through the Separation Date.

(d) Final Bonus Payments: You remain eligible for a 2011 bonus; the Company’s assessment of your bonus eligibility shall be conducted in a manner that is consistent with the Company’s assessment of current employees’ 2011 bonus eligibility. Should you be awarded such a bonus, the Company will pay such bonus to you when it pays 2011 bonuses, if any, to current employees. Any such bonus will be paid prior to March 15, 2012. In accordance with Section 2(b) of the Employment Agreement between the Company and you, dated October 5, 2010 (the “Employment Agreement”), you will not be eligible for a 2012 bonus. You will remain eligible to receive the Special Bonus (which is equal to 10% of your 2011 annual base salary) referred to in Section 2(c) of the Employment Agreement, if the U.S. Food and Drug Administration (the “FDA”) accepts a New Drug Application for lomitapide prior to March 31, 2012. The date on which the FDA accepts the New Drug Application is referred to herein as the “Acceptance Date.” In such event, the Company will pay the Special Bonus to you as soon as reasonably practicable, but, in any case, no later than sixty (60) days following the Acceptance Date. You acknowledge and agree that you will not be eligible for the Special Bonus if the Acceptance Date occurs after March 31, 2012.

(e) Expense Reimbursement: The Company will reimburse you for all appropriately documented business expenses in accordance with Company policy, provided that you submit all documentation of any such expenses within thirty days after the Separation Date. You acknowledge that the Bedminster, NJ office may be unavailable to you as of January 1, 2012. The Company may request that you assist in the projects assigned (see Exhibit C) at its Cambridge, MA offices between January 1, 2012 and February 29, 2012. It is anticipated that your transition-related work will be achievable remotely from New Jersey; however, we do anticipate a potential need for you in Cambridge during the annual audit so that we have appropriate access to your knowledge, insights and direct input to successfully close our first year as a public company. Every effort will be made to balance your needs and Aegerion’s business needs in this regard. You will be reimbursed for any and all reasonable and customary business and home office expenses during this period.

(f) Benefits Cessation: As of the Separation Date, any entitlement you have or might have under a Company-provided benefit plan, program or practice shall terminate, except as required by law or as otherwise described below. To the extent applicable, you shall receive benefit continuation information under separate cover.

(g) Stock Option Grants: As set forth in the Company’s 2006 Stock Option and Grant Plan, as amended, and associated equity award agreements between you and the Company (collectively, the “Equity Award Documents”), your option to purchase the Company’s common stock shall cease vesting on the Separation Date, except as otherwise provided in this Agreement All of your rights and obligations to stock options, including without limitation, vesting, exercise and expiration, are governed by the terms and conditions of the Equity Award Documents, except as otherwise described below. To the extent that you have vested but unexercised stock option grants, you will have ninety days after the Separation Date to exercise the vested portion of said options.

(h) Notice of Termination: This letter agreement shall serve as the notice of termination contemplated by Section 3(f) of the Employment Agreement. Pursuant to Section 3(d) of the Employment Agreement, at this time the Company is deeming your employment as being terminated without “Cause.”

2. Consideration: In exchange for, and in consideration of, your execution of and compliance with this Agreement, including the Certificate (which is described in Section 4(g) below and attached hereto as Exhibit B), and any other agreement with Aegerion that survives the termination of your employment, the Company will provide you with the following:

(a) Severance Payments: Aegerion will pay to you your current weekly base salary of $3,366.00 for the period of 26 weeks (the “Severance Period”), for a total gross severance payment of $87,516.00. These payments, which will be made on the Company’s regularly scheduled payroll dates for all employees, are referred to herein as the “Severance Payments.” The Severance Payments shall commence on the first Company payroll date which is on or after the 8th day following the date on which the Company receives a copy of the Certificate executed by you. Each Severance Payment shall be treated as a separate payment for purposes of Section 409A of the Internal Revenue Code, as amended. Notwithstanding the foregoing, the Severance Payments set forth in this Section shall be reduced dollar for dollar by any compensation you receive from another employer during the Severance Period if you become re-employed during such time. You agree to give prompt notice of any employment you obtain during the Severance Period and shall respond promptly to any reasonable inquiries regarding your professional activities. You agree that if the Company makes any overpayments of Severance Payments, you will promptly return any such overpayments to the Company and/or hereby authorize deductions of such overpayments from future Severance Payment amounts.

(b) COBRA Premium Payments: Subject to the terms and conditions provided for in the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and provided you have timely and properly elected COBRA coverage in accordance with the Company’s COBRA election procedures, the Company shall pay your group medical and dental insurance premiums at 100% during the Severance Period or until such earlier time as you (i) obtain alternate medical insurance or (ii) become ineligible for COBRA benefits. You agree promptly to notify the Company if and when you become eligible for alternate medical coverage during the Severance Period. Following the Severance Period, you shall be responsible for 100% of the COBRA premium should you elect to maintain this coverage.

(c) Acceleration of Stock Options: On the Separation Date, the Company estimates that 25,104 of the stock options granted to you under the Equity Award Documents will be unvested. In consideration of your execution of this Agreement and the attached Certificate, on or after the 8th business day following the date on which the Company receives a copy of the Certificate executed by you, the Company will accelerate the vesting of all unvested stock options such that these options will be deemed to have been fully vested and exercisable as of the Separation Date. In accordance with the Equity Award Documents, you will have ninety days from the Separation Date to exercise each stock option.

(d) Outplacement Services: To assist you with your career transition, Aegerion will provide you with six weeks of outplacement services through its preferred vendor, Keystone Associates., If you have not obtained employment at the end of the six weeks, Aegerion will extend such services for a maximum period of another six weeks to further support your career transition, up to a maximum total cost of $6,000 for both six-week sessions, upon verification with Keystone of your active engagement and search.

(e) Acknowledgement of Consideration to Support Agreement: You expressly acknowledge and agree that the payments and benefits provided to you under this Section 2 are a benefit to which you are not otherwise entitled to receive and are being given to you solely in exchange for your promise to be bound by the terms of this Agreement and the Certificate.

3. Taxes: All payments set forth in this Agreement shall be subject to all applicable federal, state and/or local withholding and/or payroll taxes, and the Company may withhold from any amounts payable to you (including any amounts payable pursuant to this Agreement) in order to comply with such withholding obligations.

4. General Release of Claims; ADEA Waiver; Accord and Satisfaction; Exhibit B:

(a) General Release: In exchange for the amounts described in Section 2, and other good and valuable consideration, the receipt of which you hereby acknowledge, you and your representatives, agents, estate, heirs, successors and assigns (“You”), absolutely and unconditionally hereby release, remise, discharge, indemnify and hold harmless the Released Parties (defined in Section 4(f) below), from any and all actions or causes of action, suits, claims, complaints, contracts, liabilities, agreements, promises, torts, debts, damages, controversies, judgments, rights and demands, whether existing or contingent, known or unknown, suspected or unsuspected, arising on or before the Effective Date of this Agreement (the “Claims”).

This general release includes, without limitation, any and all Claims arising out of or in connection with:

(i) your employment, change in employment status, and/or termination of employment with the Company;

(ii) any federal, state or local law, constitution or regulation regarding either employment, employment benefits, or employment discrimination and/or retaliation including, without limitation, the National Labor Relations Act, as amended; Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. 2000e et seq.; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. 1001 et seq.; the Workers Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101 et seq.; the Immigration Reform and Control Act, as amended; the Americans with Disabilities Act of 1990, as amended; the Fair Labor Standards Act, as amended; the Occupational Safety and Health Act, as amended; the Family and Medical Leave Act of 1993 (“FMLA”), as amended; the Consolidated Omnibus Budget Reconciliation Act, as amended; and laws relating to workers compensation, family and medical leave, discrimination on the basis of race, color, religion, creed, sex, sex harassment, sexual orientation, marital status, pregnancy, national origin, ancestry, handicap, disability, veteran’s status, alienage, blindness, present or past history of mental disorders or physical disability, candidacy for or activity in a general assembly or other public office, constitutionally protected acts of speech, whistleblower status, use of tobacco products outside course of employment, membership in any organization engaged in civil defense, veteran’s status, any military service, application for military service, or any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;

(iii) any New Jersey state or local laws respecting employment, including but not limited to, the New Jersey Family Leave Act, the New Jersey Law Against Discrimination, the New Jersey Wage and Hour Law, the New Jersey Home Work Law and the New Jersey Industrial Home Work Law, New Jersey Workers’ Compensation Law, the New Jersey Equal Pay Act, the New Jersey Occupational Safety and Health Law, the New Jersey Conscientious Employee Protection Act, the New Jersey Temporary Disability Benefits Law, the New Jersey Family Insurance Law, all as amended, and New Jersey laws regulating disability benefits;

(iv) breach of contract (express or implied) or breach of the implied covenant of good faith and fair dealing;

(v) wrongful termination, intentional or negligent infliction of emotional distress, negligent misrepresentation, intentional misrepresentation, fraud, defamation, promissory estoppel, false light invasion of privacy, conspiracy, violation of public policy; and

(vi) any other tort, statutory or common law cause of action. This release is intended by You to be all encompassing and a full and total release of any Claims, whether specifically enumerated herein or not, that You may have or have had against the Released Parties up to the date you execute this Agreement You further agree to release and discharge the Released Parties from any and all claims which might be made by any other person or organization on your behalf and you specifically waive any right to become, and promise not to become, a member of any class in a case in which a claim or claims against the Company are made involving any matters subject to release pursuant to this Section 4(a).

(b) Waiver of Rights and Claims Under the Age Discrimination in Employment Act of 1967: Because you are 40 years of age or older, you hereby are informed that you have or might have specific rights and/or claims under the Age Discrimination and Employment Act of 1967, as amended (the “ADEA”), and you agree and understand that:

(i) In consideration for the amounts described in Section 2, which you are not otherwise entitled to receive, you specifically waive such rights and/or claims under the ADEA to the extent that such rights and/or claims arose prior to or on the date this Agreement was executed;

(ii) You understand that rights or claims under the ADEA which may arise after the date this Agreement is executed are not waived by you;

(iii) You acknowledge that you have been advised that you should consult with your counsel of choice prior to executing this Agreement, that you have forty-five (45) days to review this Agreement and consider its terms before signing it, and that the review period will not be affected or extended by any revisions, whether material or immaterial, that might be made to this Agreement, and you have not been subject to any undue or improper influence interfering with the exercise of your free will in deciding whether to consult with counsel;

(iv) You are hereby informed of: (1) the group of individuals considered for inclusion in the reduction in force, (2) the selection criteria used to determine the individuals within the group who are included in the reduction in force, (3) the job title and ages of all individuals within the group who have been selected for inclusion in the reduction in force, and (4) the job title and ages of all individuals within the group who have not been selected for inclusion in the reduction in force. A copy of the lists and information referenced in this paragraph are attached hereto as Exhibit A;

(v) You have carefully read and fully understand all of the provisions of this Agreement, you knowingly and voluntarily agree to all of the terms set forth in this Agreement, and you acknowledge that in entering into this Agreement, you are not relying on any representation, promise or inducement made by the Company or its representatives with the exception of those promises contained in this document; and

(vi) You may revoke this Agreement for a period of seven (7) days following your execution hereof and all rights and obligations of both parties under this Agreement shall not become effective or enforceable until the seven (7) day revocation period has expired. Please see Section 10 for more details.

(c) Interpretation: The foregoing release-of-claims provisions set forth in Sections 4(a) and 4(b) shall be given the broadest possible interpretation permitted by law. The enumeration of specific claims therein shall not be interpreted to exclude any other claims not specifically enumerated therein.

(d) Exclusions from General Release: Excluded from the General Release set forth in Sections 4(a) and 4(b) are any claims or rights that cannot be waived by law, including your right to file a charge with an administrative agency, including the EEOC, or assist or participate in any agency investigation, hearing or proceeding. You, however, are waiving your right to recover money in connection with any such agency charge or investigation, hearing or proceeding. You also are waiving your right to recover any money in connection with a charge filed by any other individual or individuals, or by the EEOC or any other federal or state agency, on your behalf.

(e) Accord and Satisfaction: The payments set forth in Sections 1 and 2 shall be complete and unconditional payment, settlement, accord and/or satisfaction with respect to all obligations and liabilities of the Released Parties to You including, without limitation, all claims for back wages, salary, vacation pay, sick pay, notice pay, bonuses, commissions or other incentive compensation, severance pay, all other forms of compensation or benefits, attorney’s fees, or other costs or sums.

(f) Definition of Released Parties: As used in this Agreement, “Released Parties” shall mean: (i) Aegerion Pharmaceuticals, Inc.; (ii) all of Aegerion’s past, present, and future subsidiaries, parents, affiliates and divisions; (iii) all of Aegerion’s successors and/or assigns, as well as legal representatives; and (iv) all of Aegerion’s past, present, and future officers, directors, managers, employees, shareholders, owners, attorneys, agents, insurers, employee benefit plans (including such plans’ administrators, trustees, fiduciaries, record-keepers, and insurers), and legal representatives (all both individually, in their capacity acting on Aegerion’s behalf and in their official capacities).

(g) Obligation to Update Release of Claims and Execute Exhibit B on the Separation Date: You acknowledge and agree that one of the primary purposes of this Agreement is for the Company to pay you certain severance benefits in exchange for your release of all claims against the Released Parties. Because you will execute this Agreement prior to the Separation Date, as a condition of receiving the severance benefits set forth in Section 2 above, on the Separation Date, you must execute (and not revoke) the certificate, attached hereto as Exhibit B (the “Certificate”), in which you will extend the release of claims in Sections 4(a) and 4(b) to any and all claims (including ADEA claims) that arose from the date you signed this Agreement through the date you sign the Certificate . You acknowledge and agree that you will not be eligible for any of the severance benefits set forth in Section 2 unless you execute and do not revoke the Certificate.

5. Covenant Not to Sue: A “covenant not to sue” is a legal term which means that you promise not to file a lawsuit in court. It is different from the release of claims contained in Sections 4(a) and 4(b) above. Besides waiving and releasing the claims covered by Sections 4(a) and 4(b), you further agree never to sue the Released Parties in any forum based on the claims, laws or theories covered by the release language in Sections 4(a) and (b). You represent and warrant that you have not filed any complaints, charges, or claims for relief against the Released Parties with any local, state or federal court or administrative agency, with the sole exception of your right to pursue a state unemployment claim. Notwithstanding this Covenant Not To Sue, you may bring a claim to enforce the terms of this Agreement, to challenge the validity of the ADEA waiver described in Section 4(b), or to pursue state unemployment benefits. Except as set forth in Section 4(d) or as permitted pursuant to this Section 5, in the event that you institute any other action, that claim shall be dismissed upon the presentation of this Agreement and you shall reimburse the Company for all legal fees and expenses incurred in defending such claim and obtaining its dismissal. If a court of competent jurisdiction enters judgment in your favor with respect to a lawsuit brought by you to enforce the terms of this Agreement, then the Company agrees that you will be entitled to your reasonable attorney’s fees incurred in bringing such action.

6. Company Files, Documents and Other Property: By the Separation Date, you agree to return to the Company all Company property and materials, including but not limited to, all hardware, computers, laptops, CDs/DVDs, intangible information stored on CDs/DVDs, software programs and data compiled with the use of those programs, software passwords or codes, tangible copies of trade secrets and confidential information, cellular phones, PDAs, telephone charge cards, manuals, building keys and passes, names and addresses of all Company customers and potential customers, customer lists, customer contracts, sales information, memoranda, sales brochures, business or marketing plans, reports, projections, and any and all other information or property previously or currently held or used by you that is or was related to your employment with the Company. You agree that if you discover any other Company or proprietary materials in your possession after the Separation Date, you will promptly notify the Company and, upon their request, return such materials to the Company.

7. No Liability or Wrongdoing: You understand and agree that this Agreement constitutes a final compromise of the claims released thereby, and is not an admission by the Released Parties that any such claims exist and/or of liability by the Released Parties with respect to such claims. Nothing in this Agreement, nor any of the proceedings connected with it, is to be construed as, offered as, received as, or deemed to be evidence of an admission by you or the Released Parties of any liability or unlawful conduct whatsoever, and each of the Released Parties and you expressly deny any such liability or wrongdoing.

8. Future Conduct:

(a) Restrictive Covenants: You confirm the existence and continued validity of your Employee Confidentiality, Assignment, and Noncompetition Agreement (the “Covenants Agreement”), dated October 5, 2010, a copy of which is enclosed herewith. You agree that your obligations under the Covenants Agreement expressly survive the cessation of your employment. If you fail to abide by your obligations under the Covenants Agreement, the Company immediately may terminate all severance benefits set forth in Section 2 in addition to, and not in lieu of, seeking all other legal and equitable relief.

(b) Non-disparagement: You agree not to take any action or make any statement, written or oral, which disparages or criticizes the Released Parties, their officers, directors, investors or employees, the Released Parties’ business practices, or which disrupts or impairs their normal operations, including actions that would (i) harm the Released Parties’ reputation with their current and prospective clients, business partners, or the public; or (ii) interfere with existing contracts or employment relationships with current and prospective clients, business partners or the Released Parties’ employees. The Company agrees to instruct its officers that they are not to take any action or make any statement written or oral, which intentionally disparages or criticizes you. Notwithstanding the foregoing, nothing herein shall prevent any party hereto from making truthful statements that may be made pursuant to legal process, including, without limitation, in litigation or in response to a lawfully served subpoena.

(c) Confidentiality of this Agreement: You shall maintain confidentiality concerning this Agreement, including the substance, terms, existence and/or any discussions relating to this Agreement. Except as required pursuant to legal process, you will not discuss the same with anyone except your immediate family and accountants or attorneys when such disclosure is necessary for them to render professional services. Nothing herein shall prohibit or bar you from providing truthful testimony in any legal proceeding or in communicating with any governmental agency or representative or from making any truthful disclosure required, authorized or permitted under law; provided however, that in providing such testimony or making such disclosures or communications, you will use your best efforts to ensure that this Section is complied with to the maximum extent possible. However, you will be prohibited to the fullest extent authorized by law from obtaining monetary damages in any agency proceeding in which you do so participate. The Company agrees to instruct those aware of this Agreement by virtue of their position and scope of role to maintain full confidentiality, including the substance, terms, existence and/or any discussions relating to this Agreement, except as required pursuant to legal process or regulatory or business requirements.

(d) Breach; Remedies: In the event that you breach this Agreement and/or the Covenants Agreement, you agree that (i) the Company shall be relieved of its obligations to make the payment under Section 2, (ii) if such payment to you already has been made, you agree to repay it to the Company, and (iii) the Company shall be entitled to recover its attorneys’ fees and costs incurred in enforcing its rights under this Agreement, to the extent such recovery is not prohibited by law. This remedy shall be, in addition to, and not as an alternative to, any other remedies at law or in equity available to the Company.

9. Representations and Governing Law:

(a) Integration: This Agreement sets forth the complete and sole agreement between the parties and supersedes any and all other agreements or understandings, whether oral or written, express or implied, except for the Covenants Agreement, the Equity Award Documents, the Employment Agreement (only those provisions that survive by their terms and which are not superseded or modified by any terms set forth herein) and the Indemnification Agreement between the Company and you, which remain in full force and effect in accordance with their terms. This Agreement may not be changed or rescinded except upon the express written consent of both you and an authorized Company officer. Any waiver of any provision of this Agreement shall not constitute a waiver of any other provision of this Agreement unless expressly so indicated otherwise. The language of all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning and not strictly for or against any of the parties.

(b) Governing Law and Choice of Venue; Waiver of Jury Trial: This Agreement shall be deemed to be made and entered into in the Commonwealth of Massachusetts. This Agreement and any claims arising out of this Agreement (or any other claims arising out of the relationship between the parties) shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts and shall in all respects be interpreted, enforced and governed under the internal and domestic laws, without giving effect to the principles of conflicts of laws of such Commonwealth. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(c) Severability: If any provision of this Agreement, or part thereof, is held invalid, void or voidable as against public policy or otherwise, the invalidity shall not affect other provisions, or parts thereof, which may be given effect without the invalid provision or part. To this extent, the provisions, and parts thereof, of this Agreement are declared to be severable.

(d) Assignment: You shall not assign this Agreement. The Company may assign this Agreement. The benefits of this Agreement shall inure to the successors and assigns of the Company and the Released Parties and to your successors.

(e) Acknowledgment of Company’s Compliance with Applicable Law: You represent that you have not been subject to any retaliation or any other form of adverse action by the Released Parties for any action taken by you as an employee or resulting from your exercise of or attempt to exercise any statutory rights recognized under federal, state or local law. You also agree that you have received all time off, whether pursuant to the FMLA, state law or Company policy or benefit program, and that none of your rights have been violated under any of these statutes, policies or programs.

(f) Cooperation: By signing this Agreement, you agree to cooperate with the Company and its attorneys at reasonable times and places in the prosecution and/or defense of any legal action wherein the Company is a party and that involves any facts or circumstances arising during the course of your employment with the Company. Such cooperation includes, but is not limited to, meeting with the Company’s attorneys at reasonable times and places to discuss your knowledge of pertinent facts, appearing as required at deposition, arbitration, trial or other proceeding to testify as to those facts, and testifying truthfully to the best of your abilities at any such proceeding. The Company shall reimburse you for any reasonable and approved out-of-pocket costs and expenses you incur in connection with such cooperation as well as reimburse you for time spent in such regard (excluding travel time) at the rate of two hundred dollars ($200.00) per hour to be paid within thirty (30) days of invoice by you to the Company provided however, that any such time spent must be pre-approved by an authorized Aegerion officer in writing; and provided further that you will not be eligible for any hourly compensation if your cooperation pursuant to this paragraph 9(f) is in connection with or related to any investigation, regulatory matter or proceeding or litigation (whether at the administrative or court level), unless otherwise approved by the Company. Your eligibility for such hourly reimbursement will only become effective after your severance benefits terminate.

10. Review Period; Expiration of this Offer: If you accept the terms and conditions of this letter agreement, please sign it and return it to me within forty-five (45) days from the date you received it (i.e., January 12, 2012). Please note that if you do not return an executed copy of this Agreement on or before January 12, 2012, this offer will expire. As set forth in Section 4(b)(vi) above, for the period of seven (7) days from the date when this Agreement becomes executed by you, you have the right to revoke this Agreement by written notice to me. For such a revocation to be effective, it must be delivered so that I receive it before the expiration of the seven (7) day revocation period. This Agreement shall become effective on the first day following the expiration of the revocation period, i.e., the eighth day following your execution of it (the “Effective Date”). Because this Agreement includes a waiver and release of your rights, Aegerion advises you to consult with an attorney prior to executing it.

If this letter correctly states the understanding and agreement we have reached please indicate your acceptance by countersigning the enclosed copy and returning it to me by 5:00 p.m. EST on January 12, 2012.

Very truly yours,

Aegerion Pharmaceuticals, Inc.

By:	/s/ Mark J. Fitzpatrick
Title:	CFO

PLEASE REVIEW CAREFULLY

THIS AGREEMENT CONTAINS A RELEASE OF CERTAIN LEGAL RIGHTS WHICH YOU MAY HAVE. YOU SHOULD CONSULT WITH AN ATTORNEY REGARDING SUCH RELEASE AND OTHER ASPECTS OF THIS AGREEMENT BEFORE SIGNING THIS AGREEMENT.

IT IS ANTICIPATED THAT YOUR EMPLOYMENT BY THE COMPANY WILL TERMINATE AS OF FEBRUARY 29, 2012. SUCH TERMINATION WILL NOT BE AFFECTED BY YOUR ACCEPTANCE OR FAILURE TO ACCEPT THIS AGREEMENT. IF YOU DO NOT ACCEPT THIS AGREEMENT, YOU WILL NOT RECEIVE THE PAYMENTS AND BENEFITS SET FORTH IN SECTION 2.

YOU REPRESENT THAT YOU HAVE READ THE FOREGOING AGREEMENT, FULLY UNDERSTAND THE TERMS AND CONDITIONS OF SUCH AGREEMENT AND ARE VOLUNTARILY EXECUTING THE SAME.

IN ENTERING INTO THIS AGREEMENT, YOU DO NOT RELY ON ANY REPRESENTATION, PROMISE OR INDUCEMENT MADE BY THE RELEASED PARTIES WITH THE EXCEPTION OF THE CONSIDERATION IN THIS DOCUMENT.

ACCEPTED:

/s/ John T. Cavan	Date:	January 12, 2012
Mr. John Cavan

EXHIBIT A

1.	The Company recently has made the business decision to close its New Jersey office. As a result of this decision, the Company will conduct a reduction in force at its New Jersey office.

2.	The group of individuals considered for the Company’s reduction in force is all individuals employed in the New Jersey office.

3.	The Company plans to terminate the employment of all but one of the six individuals employed at the New Jersey office. Four of the six employees at the New Jersey office will be separated from employment effective December 31, 2011. The Company expects that one employee will remain employed until February 28, 2012, in order to transition critical functions in which he has specific knowledge.

4.	All persons who are being offered consideration under the attached release agreement must sign the agreement and return it to the Company within 45-days after receiving it. Once the employee has signed the agreement, he or she has seven days to revoke it.

5.	Set forth below is a listing of the ages and job titles of all employees within the group noted above who were and were not selected for inclusion in the reduction in force.

EMPLOYEES SELECTED

JOB TITLE	AGE	EXPECTED TERMINATION DATE
Executive Assistant	40	12/31/11
Executive Assistant	46	12/31/11
Administrative Assistant	28	12/31/11
Executive Vice President/General Counsel	44	12/31/11
Chief Accounting Officer	53	2/28/12

EMPLOYEE NOT SELECTED

JOB TITLE	AGE
Director of Manufacturing	44

EXHIBIT B

CERTIFICATE UPDATING RELEASE OF CLAIMS

I, John Cavan, hereby acknowledge and certify that I entered into a Separation Agreement with Aegerion Pharmaceuticals, Inc. (the “Company”), dated ____________, 2011 (the “Agreement”). Pursuant to that Agreement, I am required to execute this certificate, which updates the release of claims set forth in Sections 4(a) and 4(b) of the Agreement (this “Certificate”) in order to receive the severance benefits set forth in Section 2 of the Agreement. I, therefore, agree as follows:

1.	A blank copy of this Certificate was attached to the Agreement as Exhibit B. I hereby certify and acknowledge that I received the Agreement and this Certificate at least 45 days before I was required to sign them.

2.	In consideration of the severance payments and benefits described in Section 2 of the Agreement, for which I become eligible only if I sign this Certificate, I hereby extend the release of claims set forth in Sections 4(a) and 4(b) of the Agreement to any and all claims that arose after the date I signed the Agreement through the date I signed this Certificate, subject to all other exclusions and terms set forth in Sections 4 of the Agreement.

3.	In Section 4(b) of the Agreement, the Company made a number of disclosures to me regarding my rights under the Age Discrimination in Employment Act (the “ADEA”). I understand that in signing this Certificate in consideration for the amounts described in Section 2 of the Agreement, I am specifically waiving such rights and/or claims under the ADEA to the extent that such rights and/or claims arose prior to or on the date that the Certificate is executed by me. I also make the following acknowledgements and representations:

i.	I understand that rights or claims under the ADEA which may arise after the date this Certificate is executed are not waived by me;

ii.	I acknowledge that I have been advised that I should consult with my counsel of choice prior to executing this Certificate, that I have had at least forty-five (45) days to review this Certificate and consider its terms before signing it, and I have not been subject to any undue or improper influence interfering with the exercise of my free will in deciding whether to consult with counsel;

iii.	In Section 4(b)(iv) of the Agreement, I was informed of: (1) the group of individuals considered for inclusion in the reduction in force, (2) the selection criteria used to determine the individuals within the group who are included in the reduction in force, (3) the job title and ages of all individuals within the group who have been selected for inclusion in the reduction in force, and (4) the job title and ages of all individuals within the group who have not been selected for inclusion in the reduction in force. A copy of the lists and information referenced in this paragraph were attached to the Agreement as Exhibit A;

iv.	I have carefully read and fully understand all of the provisions of this Certificate, I knowingly and voluntarily agree to all of the terms set forth in this Certificate, and I acknowledge that in entering into this Certificate, I am not relying on any representation, promise or inducement made by the Company or its representatives with the exception of those promises contained in this Certificate and the Agreement; and

v.	I understand that I may revoke this Certificate for a period of seven (7) days following my execution hereof. I farther understand that this Certificate shall not become effective or enforceable until the seven (7) day revocation period has expired (i.e., on the eighth day following my execution of it). If I wish to revoke the Certificate, I must provide written notice of my revocation to the Company as set forth in Section 10 of the Agreement such that the Company receives it prior to the expiration of the revocation period.

4.	I agree that I have been paid all unpaid wages and accrued unused vacation and/or personal time as of the Separation Date (i.e. February 29, 2012).

5.	I agree that this Certificate is part of this Agreement.

John Cavan

Date

EXHIBIT C

•	2011 year end annual audit;

•	2011 Form 10-K preparation;

•	2011 year-end earnings release;

•	2011 W-2’s to all employees;

•	2011 1099 statements to all contractors;

•	2011 proxy statement preparation during your two month of transition;

•	Transition of all historical financial and contractual files (electronic and paper), statements, tax returns, etc. to Cambridge offices prior to December 31, 2011;

•	Assist with the transition to the Optionease system; and

•	Complete calculations of quarterly gross-up for employee commuting expenses.